Contact:

William S. Jones
Executive Vice President
and Chief Administrative Officer
615/849-2272

CAVALRY BANCORP, INC. ANNOUNCES A SPECIAL $1.50 A SHARE CASH DIVIDEND, AN INCREASE IN THE REGULAR QUARTERLY DIVIDEND TO $0.07 AND A ONE TIME NON-CASH CHARGE.

Murfreesboro, Tennessee (November 26, 2004) Cavalry Bancorp, Inc. (NASDAQ: CAVB) announced today that its Board of Directors has declared a special one-time cash dividend in the amount of $1.50 per share, payable on January 3, 2005, to stockholders of record as of the close of business on December 17, 2004.

In addition the Board of Directors declared a 16.66 percent increase in its quarterly cash dividend from $0.06 to $0.07 per share. This dividend is payable January 14, 2005, to shareholders of record as of the close of business on December 31, 2004. The quarterly amount is equivalent to an annualized rate of $0.28 per share.

Cavalry Board Chairman and CEO Ed C. Loughry, Jr., stated that the increase in the quarterly dividend and the payment of the special cash dividend is primarily due to changes in the federal tax laws that reduce the double taxation on dividends and allow Cavalry shareholders to retain a larger percentage of the dividend. Mr. Loughry also stated that the Board continues to believe that shareholders should participate in Cavalry’s continued success through a healthy dividend policy.

Cavalry also announced a one time, non cash, pre-tax charge of $5.3 million for its fourth quarter ending December 31, 2004 resulting from acceleration of vesting of employee accounts in the Employee Stock Ownership Program (ESOP) and the acceleration of vesting of all director and officer stock options granted under the 1999 Stock Option Plan (SOP). This action will eliminate anticipated 2005 and 2006 compensation expenditures related to both of these plans and make future operations more reflective of industry norms and thereby increase comparability.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements by changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, implementation of new technologies, the Company’s ability to develop and maintain secure and reliable electronic systems and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.